Ethyl Corporation

                        Offer To Purchase for Cash Up to
                     35,000,000 Shares Of Its Common Stock
                   At A Purchase Price Not In Excess Of $9.25
                         Nor Less Than $7.75 Per Share

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
        5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 25, 1997,
                         UNLESS THE OFFER IS EXTENDED.
                               ------------------

ETHYL CORPORATION, A VIRGINIA CORPORATION (THE "COMPANY"), HEREBY INVITES ITS SHAREHOLDERS TO TENDER SHARES OF ITS COMMON STOCK, $1.00 PAR VALUE PER SHARE
  (THE "SHARES"), AT PRICES NOT IN EXCESS OF $9.25 NOR LESS THAN $7.75 PER SHARE IN CASH, AS SPECIFIED BY SHAREHOLDERS TENDERING THEIR SHARES, UPON
    THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN AND IN THE RELATED LETTER OF TRANSMITTAL (OR SIMILAR MATERIALS DISTRIBUTED TO
     PARTICIPANTS IN THE SAVINGS PLAN FOR THE EMPLOYEES OF ETHYL CORPORATION), WHICH TOGETHER CONSTITUTE THE "OFFER." THE COMPANY
       WILL DETERMINE THE SINGLE PER SHARE PRICE, NOT IN EXCESS OF $9.25
       NOR LESS THAN $7.75 PER SHARE, NET TO THE SELLER IN CASH (THE
        "PURCHASE PRICE"), THAT IT WILL PAY FOR SHARES PROPERLY TENDERED PURSUANT TO THE OFFER, TAKING INTO ACCOUNT THE NUMBER OF SHARES
        SO TENDERED AND THE PRICES SPECIFIED BY TENDERING SHAREHOLDERS.
         THE COMPANY WILL SELECT THE LOWEST PURCHASE PRICE THAT WILL
         ALLOW IT TO BUY 35,000,000 SHARES (OR SUCH LESSER NUMBER OF
           SHARES AS ARE PROPERLY TENDERED AT PRICES NOT IN EXCESS OF
           $9.25 NOR LESS THAN $7.75 PER SHARE). ALL SHARES PROPERLY
            TENDERED AT PRICES AT OR BELOW THE PURCHASE PRICE AND
            NOT WITHDRAWN WILL BE PURCHASED AT THE PURCHASE PRICE,
              SUBJECT TO THE TERMS AND THE CONDITIONS OF THE
               OFFER, INCLUDING THE PRORATION AND CONDITIONAL
               TENDER PROVISIONS. ALL SHARES ACQUIRED IN THE
                OFFER WILL BE ACQUIRED AT THE PURCHASE PRICE.
                THE COMPANY RESERVES THE RIGHT, IN ITS SOLE
                  DISCRETION, TO PURCHASE MORE THAN 35,000,000
                       SHARES PURSUANT TO THE OFFER. SEE
                                    SECTION 15.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED,
           BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

THE SHARES ARE LISTED AND TRADED ON THE NEW YORK STOCK EXCHANGE (THE "NYSE") AND THE PACIFIC STOCK EXCHANGE. ON AUGUST 26, 1997, THE LAST FULL TRADING DAY ON
  THE NYSE PRIOR TO THE ANNOUNCEMENT AND COMMENCEMENT OF THE OFFER, THE
  CLOSING PER SHARE SALES PRICE AS REPORTED ON THE NYSE COMPOSITE TAPE WAS
            $9.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET
                  QUOTATIONS FOR THE SHARES. SEE SECTION 8.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER
  MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR
    REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE
     DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT
       WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS
              INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    ANY SHAREHOLDER WISHING TO TENDER ALL OR ANY PART OF HIS SHARES SHOULD EITHER (A) COMPLETE AND SIGN A LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND EITHER MAIL OR DELIVER IT WITH ANY REQUIRED SIGNATURE GUARANTEE AND ANY OTHER REQUIRED DOCUMENTS TO HARRIS TRUST AND SAVINGS BANK (THE "DEPOSITARY"), AND EITHER MAIL OR DELIVER THE STOCK CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY (WITH ALL SUCH OTHER DOCUMENTS) OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TENDER SET FORTH IN SECTION 3, OR (B) REQUEST A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. HOLDERS OF SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD CONTACT SUCH PERSON IF THEY DESIRE TO TENDER THEIR SHARES. ANY SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES CANNOT BE DELIVERED TO THE DEPOSITARY OR WHO CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER OR WHOSE OTHER REQUIRED DOCUMENTS CANNOT BE DELIVERED TO THE DEPOSITARY, IN ANY CASE, BY THE EXPIRATION OF THE OFFER MUST TENDER SUCH SHARES PURSUANT TO THE GUARANTEED DELIVERY PROCEDURE SET FORTH IN SECTION 3.

    TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT OR TO THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.

                      THE DEALER MANAGER FOR THE OFFER IS:

                     [Credit Suisse and First Boston Logo]

Offer to Purchase dated August 27, 1997.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                               TABLE OF CONTENTS

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     SECTION                                                                                                        PAGE
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
SUMMARY..........................................................................................................     S-1
INTRODUCTION.....................................................................................................       1
THE OFFER........................................................................................................       2
        1.  Number of Shares; Proration..........................................................................       2
        2.  Purpose of the Offer; Certain Effects of the Offer...................................................       4
        3.  Procedures for Tendering Shares......................................................................       5
        4.  Withdrawal Rights....................................................................................       8
        5.  Purchase of Shares and Payment of Purchase Price.....................................................       9
        6.  Conditional Tender of Shares.........................................................................      10
        7.  Certain Conditions of the Offer......................................................................      10
        8.  Price Range of Shares; Dividends.....................................................................      11
        9.  Source and Amount of Funds...........................................................................      12
       10.  Certain Information Concerning the Company...........................................................      13
       11.  Interest of Directors and Officers; Transactions and Arrangements Concerning Shares..................      20
       12.  Effects of the Offer on the Market for Shares; Registration under the Exchange Act...................      21
       13.  Certain Legal Matters; Regulatory Approvals..........................................................      21
       14.  Certain Federal Income Tax Consequences..............................................................      21
       15.  Extension of Offer; Termination; Amendment...........................................................      23
       16.  Fees and Expenses....................................................................................      24
       17.  Miscellaneous........................................................................................      25
SCHEDULE A  Certain Transactions Involving Shares                                                                     A-1

                                    SUMMARY

     THIS GENERAL SUMMARY IS SOLELY FOR THE CONVENIENCE OF THE COMPANY'S SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF, AND MORE SPECIFIC DETAILS CONTAINED IN, THIS OFFER TO PURCHASE.

Purchase Price................  The Company will select a single Purchase Price, which will be not more than $9.25 nor less than $7.75 per Share. All Shares purchased by the Company will be purchased at the Purchase
                                Price, even if such Shares were tendered at or below the Purchase Price. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not more than $9.25 nor less than $7.75 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company.

Number of Shares to be
  Purchased...................  35,000,000 Shares (or such lesser number of Shares as are properly tendered).

How to Tender Shares..........  See Section 3. Call the Information Agent or the Dealer Manager or consult your broker for assistance.

Brokerage Commissions.........  None. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee.

Stock Transfer Tax............  None, if payment is made to the registered holder.

Expiration and Proration
  Dates.......................  Thursday, September 25, 1997, at 5:00 P.M., New York City time, unless extended by the Company.

Payment Date..................  As soon as practicable after the expiration of the Offer.

Position of the Company and
  its Directors...............  Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights.............  Tendered Shares may be withdrawn at any time until 5:00 P.M., New York City time, on Thursday,
                                September 25, 1997, unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Midnight, New York City time, on Wednesday, October 22, 1997. See
                                Section 4.

Third Quarter Dividend........  All shareholders of record at the close of business on September 15, 1997, will be entitled to the third quarter dividend of $0.125 per share to be paid on October 1, 1997, regardless whether such shareholders tender their Shares pursuant to the Offer either before or after the record date.

Dividend Reduction............  The Board of Directors has determined that the annual cash dividend should be reduced from
                                $0.50 per Share to $0.25 per Share effective for the 1997 fourth quarter dividend scheduled to be paid on January 1, 1998.

Odd Lots......................  There will be no proration of Shares tendered by any shareholder owning beneficially fewer than
                                100 Shares who properly tenders, and does not withdraw, all such Shares prior to the Proration
                                Date at prices at or below the Purchase Price and who checks the "Odd Lots" box in the Letter of Transmittal. See Section 1.

Further Developments Regarding
  the Offer...................  Call the Information Agent or the Dealer Manager or consult your broker.

                      (This Page Intentionally Left Blank)

TO THE HOLDERS OF COMMON STOCK OF ETHYL CORPORATION:

                                  INTRODUCTION

     Ethyl Corporation, a Virginia corporation (the "Company"), invites its shareholders to tender shares of its common stock, $1.00 par value per share (the "Shares"), at prices not in excess of $9.25 nor less than $7.75 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (or similar materials distributed to participants in the Savings Plan for the Employees of Ethyl Corporation), which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $9.25 nor less than $7.75 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 35,000,000 Shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 35,000,000 Shares pursuant to the Offer. See Section 15.

     THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 35,000,000 Shares are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tendered all their Shares at or below the Purchase Price (and did not withdraw them prior to the expiration of the Offer) and then on a PRO RATA basis from all other shareholders who properly tendered at prices at or below the Purchase Price (and did not withdraw them prior to the expiration of the Offer). See Section 1. All stock certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration or conditional tenders, will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager"), Harris Trust and Savings Bank (the "Depositary") and Corporate Investor Communications, Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Shareholders who are participants in the Ethyl Corporation Automatic Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") may instruct Harris Trust and Savings Bank, as administrator under the Dividend Reinvestment Plan, to tender part or all of the Shares attributed to such participant's account and in each case must specify the price or prices at which such Shares are to be tendered. See Section 3.

     The Savings Plan for the Employees of Ethyl Corporation (the "Savings Plan") holds Shares (approximately 3.0% of the outstanding Shares) in accounts for participants in the Savings Plan. NationsBank of Georgia, N.A. (the "Savings Plan Trustee "), serves as trustee for the Savings Plan. Under the terms of the Savings Plan, a participant may instruct the Savings Plan Trustee to tender all or part of the Shares allocated to one or more of the participant's accounts and, in such case, must specify the price at which such Shares are to be tendered. See Section 3. The special Odd Lot purchase rules described below do not apply to any Shares held in a Savings Plan account. See Section 1.

     As of July 31, 1997, the Company had issued and outstanding 118,443,835 Shares and had reserved 6,034,925 Shares for issuance upon exercise of outstanding stock options. The 35,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent 29.55% of the outstanding Shares. The Shares are listed and traded on the New York Stock Exchange (the "NYSE"), and the Pacific Stock Exchange under the symbol "EY." On August 26, 1997, the last full trading day on the NYSE prior to the announcement and commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $9.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.

                                   THE OFFER

     1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 35,000,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $9.25 nor less than $7.75 net per Share in cash. The term "Expiration Date" means 5:00 P.M., New York City time, on Thursday, September 25, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 35,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding shares without amending or extending the Offer. See Section 15. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as explained below. The proration period expires on the Expiration Date.

     The Company will select the lowest Purchase Price that will allow it to buy 35,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $9.25 nor less than $7.75 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price.

     THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $9.25 nor less than $7.75 per Share, at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $9.25 nor less than $7.75 net per Share in cash, that will enable it to purchase 35,000,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 35,000,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

          (a) FIRST, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

             (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the Letter of
                 Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) SECOND, after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6, for which the condition was satisfied, and all other Shares tendered properly and unconditionally, in each case, at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a PRO RATA basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

          (c) THIRD, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     ODD LOTS. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person (an "Odd Lot Holder") who owned, beneficially or of record, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery), excluding participants in the Savings Plan. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such Shares. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee. Any Odd Lot Holder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

     The special Odd Lot purchase rules described above do not apply to any Shares held in a Savings Plan account.

     PRORATION. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the total number of Shares the Company desires to purchase to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price, subject to the conditional tender provisions described in Section 6. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor, if required, or to commence payment for any Shares purchased pursuant to the Offer until approximately five NYSE trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     Some of the information presented in the Offer, including the following discussion, includes forward-looking comments within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers, changes in the demand for or changes in the cost of the Company's products, changes in the market in general and significant changes in new product introduction resulting in an increase in capital project requests and approvals leading to additional capital spending.

     The Board of Directors has reviewed the Company's capital structure and dividend policy. Cash flow from the Company's lead antiknock compounds business historically has been strong and supported a dividend payout, which recently has been significantly above the Company's business objective of thirty percent of net earnings. During the last several months, the Company has experienced a decline in its lead antiknock business that has been somewhat faster than earlier anticipated. See Section 10. Based on the fact that the petroleum additives industry is mature, coupled with a lack of large reasonably-priced candidates for acquisition, the Board of Directors has concluded that it is strategic for the Company to reduce equity capital by repurchasing a significant portion of the outstanding Shares. The Company is making the Offer in order to enhance long-term shareholder value by using the Company's cash flow and debt capacity to alter the Company's capital structure and reduce the amount of equity capital in the Company and lower its average cost of capital. The Offer also will afford those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

     Concurrently with the announcement of the Offer, the Company announced that the Board intends to reduce the annual cash dividend on the common stock of the Company from $0.50 per Share to $0.25 per Share effective for the 1997 fourth quarter dividend scheduled to be paid on January 1, 1998. Shareholders of record at the close of business on September 15, 1997, will be entitled to the quarterly $0.125 per share dividend to be paid on October 1, 1997, regardless whether they tender Shares either before or after the record date for the dividend. The revised dividend policy results in a dividend payout ratio that is closer to the Company's dividend payout target of 30 percent of net earnings and is more comparable to those of other public U.S. industrial companies. Moreover, the Company believes that reducing the dividend rate improves the Company's financial flexibility for the future. The Company intends to utilize the increase in cash flow resulting from the dividend reduction for debt service and general corporate purposes.

     The reduction in the dividend means that a higher proportion of the total return to the Company's shareholders will need to come from capital gains as compared to dividend income. From the standpoint of most individual investors, current federal income tax law makes capital gains more attractive than dividend income. However, capital gains are not as predictable as dividend income and are dependent on factors including, but not limited to, the Company's ability to increase its earnings and cash flow. Moreover, capital gains can be impacted by factors outside the control of management such as the general level of inflation, interest rates in the economy and stock market fluctuations.

     The magnitude of the purchase of Shares in the Offer is substantial. The Board of Directors took into account that the purchase of 35,000,000 Shares would represent the retirement of 29.55% of its outstanding Shares at an aggregate cost of approximately $327.3 million if the Offer were fully subscribed and the purchase of Shares were made at the maximum per Share price. Under the same assumptions, the Company's shareholders' equity would be reduced from $447.8 million at June 30, 1997, to $120.5 million. This substantial expenditure by the Company will be financed through a borrowing under a credit facility that includes both a term loan and revolving credit facilities.

     In deciding to approve the Offer, the Board of Directors also took into account the expected financial impact of the Offer, including the significantly increased interest expense and debt amortization. The Company's new credit arrangements contain covenants intended to limit the Company's future actions. The Board of Directors believes that, under the terms of these credit arrangements, the Company's financial flexibility will be decreased for several years. See Section 9. The Company believes that its cash available under the new credit facility following completion of the Offer, together with its anticipated cash flow from operations, are adequate for its needs in the foreseeable future. However, the Company's actual experience may differ from the expectations set forth as a result of future events that might have the effect of reducing the Company's available cash.

     The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer. See Section 11. As of July 31, 1997, Bruce C. Gottwald and Floyd D. Gottwald, Jr., who are brothers, together with members of their immediate families (collectively, the "Gottwalds"), as a group beneficially owned an aggregate of 21,217,634 Shares representing 17.91% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. The Gottwalds have advised the Company that they do not intend to tender any Shares pursuant to the Offer. If the Company purchases 35,000,000 Shares pursuant to the Offer, then after the purchase of such Shares the Gottwalds would own beneficially 25.43% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. The Virginia Stock Corporation Act provides that plans of merger or share exchanges require the affirmative vote of more than two-thirds of each class of outstanding voting stock of corporations organized in Virginia. Therefore, the proposed purchase of 35,000,000 Shares pursuant to the Offer coupled with the intention of the Gottwalds not to tender any Shares would decrease the number of additional Shares needed to veto mergers and other extraordinary transactions that require such an affirmative shareholder vote to which the Gottwalds are opposed. The Board of Directors considered this factor in determining to approve the Offer.

     NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NONE OF THEM HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

     The Company may in the future purchase additional Shares in the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for reissuance of the Shares repurchased pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.125) AT WHICH THEIR SHARES ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     In addition, if certificates representing shares that are to be tendered have been lost or destroyed, shareholders must complete the box captioned "Description of Shares Tendered" on the Letter of Transmittal. The shareholder then will be instructed by the Depositary as to the steps that must be taken in order to replace the certificate(s).

     Also, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required (i) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guaranteed Program or the Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in each case, signed exactly as the name of the registered holder appears on the certificate or stock power and guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase and any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL. If a tendering shareholder fails to provide a correct TIN and certain other information to the Depositary, the gross payments made to such shareholder for Shares purchased pursuant to the Offer may be subject to backup federal income tax withholding equal to 31%. In addition, the Internal Revenue Service (the "Service") may impose a penalty on a tendering shareholder who fails to provide a correct TIN. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to backup withholding. Foreign shareholders (as defined below) may be required to submit Form W-8, certifying non-United States status, to avoid backup withholding. See Instructions 14 and 15 of the Letter of Transmittal. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 14.

     WITHHOLDING FOR FOREIGN SHAREHOLDERS. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his agent unless the Depositary determines that an exemption from or a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business in the United States (as defined in applicable Treasury Regulations). For this purpose, a "foreign shareholder" is a beneficial owner of shares that is not a "U.S. Holder." A U.S. Holder is a beneficial owner that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any State, including the District of Columbia, (iii) any estate the income of which is subject to United States federal income taxation regardless of the source of such income and (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States fiduciaries have authority to control all substantial decisions of the trust. In order to obtain an exemption from or a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary a properly completed Form 1001. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., Form 1001 or Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets one of the three tests for sale treatment described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     (a) such tender is made by or through an Eligible Institution;

     (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

     (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

     If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

     DIVIDEND REINVESTMENT PLAN. Shares credited to participants' accounts under the Dividend Reinvestment Plan will be tendered by Harris Trust and Savings Bank, as administrator, according to instructions provided to the administrator from participants in the Dividend Reinvestment Plan. Shares for which the administrator has not received timely instructions from participants will not be tendered. The administrator will make available to the participants in the Dividend Reinvestment Plan all documents furnished to shareholders generally in connection with the Offer. Because the Depositary for the Offer also acts as administrator of the Dividend Reinvestment Plan, participants in the Dividend Reinvestment Plan may use the Letter of Transmittal to instruct the administrator regarding the Offer by completing the box entitled "Dividend Reinvestment Plan Shares." Each participant may direct that all, some or none of the Shares credited to the participant's account under the Dividend Reinvestment Plan be tendered and the price at which such participant's Shares are to be tendered. Participants in the Dividend Reinvestment Plan are urged to read the Letter of Transmittal and related materials carefully.

     If a participant tenders all of his or her Dividend Reinvestment Plan Shares and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be authorization and written notice to Harris Trust and Savings Bank of termination of such shareholder's participation in the Dividend Reinvestment Plan.

     SAVINGS PLAN. Participants in the Savings Plan who wish to have the Savings Plan Trustee tender all or part of the Shares allocated to their accounts should so indicate by completing, executing and returning to the Savings Plan Trustee the election form included with the memorandum furnished to such participants. PARTICIPANTS IN THE SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SAVINGS PLAN SHARES, BUT MUST USE THE SEPARATE ELECTION FORM ENCLOSED WITH THE MEMORANDUM TO PARTICIPANTS IN THE SAVINGS PLAN. SAVINGS PLAN PARTICIPANTS ARE URGED TO READ THE SEPARATE ELECTION FORM AND RELATED MATERIALS CAREFULLY. ANY SAVINGS PLAN SHARES TENDERED BUT NOT PURCHASED WILL BE RETURNED TO THE PARTICIPANT'S SAVINGS PLAN ACCOUNT.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise, and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Wednesday, October 22, 1997.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered prior to the Expiration Date by following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the Purchase Price it will pay for the Shares properly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders and (ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 35,000,000 Shares (subject to increase or decrease as provided in Section 15) or such lesser number of Shares as are properly tendered at prices not in excess of $9.25 nor less than $7.75 per Share and not withdrawn as permitted in Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five NYSE trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

     6. CONDITIONAL TENDER OF SHARES.

     Under certain circumstances set forth in Section 1 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in
Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased, and any shareholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate such minimum number of Shares and each shareholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and Shares tendered by such shareholder will be returned as soon as practicable after the Expiration Date.

     However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 35,000,000 Shares, then, to the extent feasible, the Company will identify conditional tenders from shareholders who tender all of their Shares and will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by random lot.

     IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND WILL THEREBY BE DEEMED WITHDRAWN.

     7. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after August 27, 1997, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's sole judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

     (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10 percent measured from the close of business on August 26, 1997;

     (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Gottwalds, the Dividend Reinvestment Plan or the Savings Plan, shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares, or any new group shall have been formed that beneficially owns more than five percent of the outstanding Shares;

     (e) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries; or

     (f) any conditions in the Senior Credit Facility described in Section 9 below relating to the borrowing of funds to purchase the Shares shall not have been satisfied or waived.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

     8. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the NYSE under the symbol "EY." The following table sets forth, for the periods indicated, the high and low intraday per share sales prices on the NYSE Composite Tape as compiled from published financial sources and the cash dividends paid, or to be paid, per share in each such fiscal quarter.


FISCAL YEAR                                                        HIGH       LOW    DIVIDENDS
1995:
     1st Quarter................................................   $11       $9 1/2  $ 0.125
     2nd Quarter................................................    12 3/8   10 1/4    0.125
     3rd Quarter................................................    11 13/16 10 5/8    0.125
     4th Quarter................................................    13 1/8   10 7/8    0.125
1996:
     1st Quarter................................................    13        9 5/8    0.125
     2nd Quarter................................................    10 7/8    9 5/8    0.125
     3rd Quarter................................................    10        8 3/8    0.125
     4th Quarter................................................     9 3/4    8 1/4    0.125
1997:
     1st Quarter................................................    10 3/8    8 3/8    0.125
     2nd Quarter................................................     9 5/8    8 1/2    0.125
     3rd Quarter (through August 26, 1997)......................     9 3/8    8 3/4    0.125

     On August 26, 1997, the last full trading day on the NYSE prior to the announcement and commencement of the Offer, the closing per share sales price on the NYSE Composite Tape was $9.00. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company's Board of Directors has declared a dividend of $0.125 per share to holders of record of the Company's common stock at the close of business on September 15, 1997, to be paid on October 1, 1997. All shareholders of record at the close of business on September 15, 1997, regardless whether such shareholders tender their Shares pursuant to the Offer either before or after such date, will be entitled to receive such dividend when it is paid.

     Concurrently with the announcement of the Offer, the Company announced that upon consummation of the Offer the Board intends to reduce the annual cash dividend of the Company from $0.50 per Share to $0.25 per Share, effective for the fourth quarter 1997 dividend declaration to be paid on January 1, 1998. The declaration and payment of future dividends will be dependent on the Company's earnings and financial condition, economic and market conditions and other factors deemed relevant by the Company's Board of Directors. The Company intends to utilize the increase in cash flow resulting from the dividend reduction for debt service and general corporate purposes.

     9. SOURCE AND AMOUNT OF FUNDS.

     Assuming the Company purchases 35,000,000 Shares pursuant to the Offer at a price of $7.75 per Share or $9.25 per Share, the total amount required by the Company to purchase such Shares will be $271,250,000 or $323,750,000, respectively. Including the estimated transaction fees and other expenses of $5,800,000, a total of $277,050,000 or $329,550,000, respectively, will be funded with additional long-term debt. No cash on hand is assumed to be used because the available portion of the cash balance is not material.

     In anticipation of this incremental borrowing, the Company's existing $500,000,000 unsecured competitive advance and revolving credit agreement with a group of banks is being replaced with a five-year unsecured credit agreement (the "Senior Credit Facility") with a group of banks, led by NationsBank, N.A., a national banking association, permitting the Company to borrow $300,000,000 under a five-year term loan facility and up to $600,000,000 under a revolving credit facility. The loan underwriting fees of $2,250,000 will be amortized over the five-year life of the Senior Credit Facility.

     The funding required to purchase the Shares may be less than the amount provided from the proceeds of the $300,000,000 term loan, which will be borrowed on or about September 30, 1997. Any excess will be used to reduce other long-term debt. At $7.75 per Share, the excess is estimated to approximate $22,950,000, including estimated transaction fees and other expenses. The variable interest rate under the term loan facility will be determined periodically, normally quarterly, under various interest rate options, including a LIBOR-based option. The LIBOR-based option will initially approximate 6.225%, based on rates provided by the underwriter. Payments including principal and interest are due quarterly beginning on January 1, 1998.

     If the amount required to repurchase the Shares exceeds $300,000,000, the remainder will be provided from the five-year revolving credit facility. At $9.25 per Share, the remainder is estimated to approximate $29,550,000 including the estimated transaction fees and other expenses, and it will be borrowed under the Company's revolving credit facility on or about September 30, 1997. The variable interest rate under the revolving credit facility will be determined periodically, for periods as short as 30 days, under various interest rate options, including a LIBOR-based option. The LIBOR-based option will initially approximate 6.050%, based on rates provided by the underwriter. An annual facility fee, initially 0.175% or 17.5 basis points, based on the Company's debt rating, will also be assessed on the entire amount of the revolving credit facility. Interest will be paid at the end of each period.

     The Senior Credit Facility will contain a number of covenants, representations and events of default typical of a credit facility of this size and nature, including financial covenants relating to consolidated debt (defined as indebtedness of the consolidated group determined on a consolidated basis in accordance with GAAP), including: (i) maximum consolidated leverage or indebtedness to earnings (defined as earnings before interest, income taxes, depreciation and amortization) of 3.5 to 1.0, (ii) minimum consolidated earnings to fixed charges coverage of 1.25 to 1.0 and (iii) minimum consolidated net worth (defined as a percentage of shareholders' equity after the effects of the repurchase of Shares pursuant to the Offer or in the open market plus 50% of future net income). Some of these will be more restrictive than the covenants under the existing revolving credit facility. The Company has been in compliance with the covenants in the existing agreement, and expects to be in compliance with the covenants in the Senior Credit Facility.

     10. CERTAIN INFORMATION CONCERNING THE COMPANY.

GENERAL.

     DESCRIPTION OF BUSINESS. The Company is incorporated in Virginia and is a major developer, manufacturer and blender of petroleum additives, which are marketed to customers in the United States and around the world. The Company has about 1,800 employees. Petroleum additives products include additives for gasoline, diesel fuels, and home heating oils as well as additives for passenger-car and diesel crankcase lubricants including railroad engine oil additives, automatic transmission fluids and lubricants for gears, hydraulic and industrial equipment.

     Competition as well as specification and regulatory changes in connection with all of the Company's products require continuing investments in research and development of new products or leading technologies, in continuing product and process improvements and in providing specialized customer services.

     MANUFACTURING AND BLENDING. The Company manufactures and blends a broad range of performance enhancing additives for motor fuels and lubricating oils. Most sales of fuel additives for gasoline, diesel fuels and heating oils are directly to petroleum refiners and marketers, terminals and blenders. Lubricant additive packages are sold directly to companies producing finished oils and fluids in the United States and throughout the world. The processes and technologies for most of the Company's products were developed in the Company's research and development laboratories, although some technology was obtained from acquired businesses.

     The Company manufactures and blends a majority of its lubricant additives and non-antiknock fuel additives in the United States but also has manufacturing and blending facilities in Belgium, Canada and Brazil and obtains some products under long-term supply agreements.

     LUBRICANT ADDITIVES PRODUCTS. Lubricant additives extend the useful life of lubricants and assist them in preventing wear and corrosion of metallic parts, protecting seals, allowing metallic parts to withstand extremely high temperatures and pressures and increasing adhesion of oils to metallic parts. Lubricant additives are used in oils, fluids and greases for over-the-road and off-highway vehicles, aircraft, power tools and marine, railroad and industrial equipment and machinery requiring lubrication, thereby extending equipment life. Lubricant additives are used in meeting government regulations and original equipment manufacturers' specifications and standards, including improving fuel economy.

     FUEL ADDITIVES PRODUCTS. Fuel additives increase the quality of gasolines and diesel fuel by raising the level of octane and cetane, respectively, retaining the quality of fuel over time, maintaining engine cleanliness, protecting metals, reducing friction and wear and lowering emissions. Fuel additives are used by refiners to meet regulations and standards, including those reducing exhaust emissions. Additives also are used in fuels for over-the-road and off-highway vehicles, piston and jet aircraft, as well as railroad, marine and other gasoline, diesel or synfuel powered engines and also in home heating oil.

     Lead antiknock compounds, sold to petroleum refiners in many countries around the world, remain one of the Company's largest product lines. The components are manufactured by The Associated Octel Company Limited under a long-term supply contract.

     Lead antiknock compounds have been subject to regulation restricting the amount of the product that can be used in motor gasoline. These regulations began in the United States in the 1970s and have slowly spread to other countries. Today, the use of lead antiknock compounds for motor gasoline has been eliminated in the U.S. and Canada though use in certain other applications continues in these countries. As the Company has forecast and planned, the market for lead antiknock compounds continues to decline as the use of unleaded gasoline grows and regulations limit the use of leaded gasoline.

     The Company also sells a manganese-based antiknock compound, HiTEC(Register mark) 3000 performance additive, which is used in leaded and conventional unleaded gasoline. The compounds are manufactured for the Company by Albemarle Corporation under a long-term supply contract.

     PRODUCT DEVELOPMENTS. The market for lubricant additives has been experiencing significant changes as a result of market and regulatory demands. The demands for better fuel economy, reduced emissions and cleaner oils have led to new equipment design and more stringent performance requirements. Such requirements mean reformulation of many products, new product development and more product qualification tests.

     Recent product developments are part of the Company's major ongoing effort to expand and improve its product lines and expand geographic distribution of its petroleum additive products. As part of this effort, the Company has initiated a product line review and integration process in order to take full advantage of the technology obtained through the acquisition of the worldwide lubricant additives business of Texaco Inc. ("Texaco"). That product line integration process is continuing.

     ENVIRONMENTAL CONSIDERATIONS. The Company maintains and operates manufacturing and distribution facilities and equipment used in the petroleum additives business. These are subject to environmental risks and regulations, which are discussed more fully in Management's Discussion and Analysis under the heading "Environmental Matters" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     RESEARCH AND DEVELOPMENT. The Company's research and development activities are focused on supporting customers by providing products, performance data and other technical services. With the trend for oil companies to reduce their in-house research capabilities, there is a growing reliance on the additive suppliers to perform the majority of the technical work. In addition, there is an increasing demand from governments and the original equipment manufacturers for products that meet more stringent performance specifications. Research, development and testing staff also participate in testing of existing products as well as activities related to cost reduction, quality improvement and environmental studies.

     The acquisition of the worldwide lubricant additives business of Texaco added a number of significant patents to the Company's lubricant additives technology base. Since the acquisition, considerable effort has been focused on combining the R&D activities, technologies and product lines of the two businesses. Significant synergy has been achieved from the consolidated R&D operation.

     OTHER INFORMATION. Additional information concerning the Company is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. See "Additional Information."

CERTAIN FINANCIAL INFORMATION.

     FINANCIAL HIGHLIGHTS. Set forth on the following page are certain financial highlights of the Company and its subsidiaries. The historical financial information was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Company's 1996 Annual Report"), and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (the "Company's 1997 Quarterly Report"), each of which is incorporated herein by reference, as well as other information and data contained in the Company's 1996 Annual Report and the Company's 1997 Quarterly Report. The pro forma information is as set forth on pages 16 through 20 of this Offer to Purchase.

     On February 29, 1996, the Company completed the acquisition of the worldwide lubricant additives business of Texaco, including manufacturing and blending facilities, identifiable intangibles and working capital. The acquisition, accounted for under the purchase method, included a cash payment of $134.3 million and a future contingent payment of up to $60 million. The cash payment was financed primarily under the Company's revolving credit agreement. The payment of up to $60 million will become due on February 26, 1999, with interest payable on the contingent debt until such date. The actual amount of the contingent payment and total interest is being determined using an agreed-upon formula based on volumes of certain acquired product lines shipped during the calendar years 1996 through 1998, as specified in the contingent note agreement. Texaco retained substantially all noncurrent liabilities.

     More comprehensive financial information is included in the Company's 1996 Annual Report and the Company's 1997 Quarterly Report. The financial information which follows should be read in conjunction with all of the financial statements and related notes contained therein, copies of which may be obtained as set forth under the caption "Additional Information."

     RECENT DEVELOPMENTS. Profit from lead antiknocks for the second half of 1997 (especially the third quarter of 1997) is expected to be significantly below the second half of 1996 due to a declining market as well as continuing fluctuations in lead orders and shipping patterns, which could cause the Company's overall earnings for the second half and full year 1997 to fall below the earnings for the same 1996 periods.

                              FINANCIAL HIGHLIGHTS

     The following financial highlights for the six months ended June 30, 1997, and the year ended December 31, 1996, summarize selected items from the "Selected Unaudited PRO FORMA Consolidated Financial Information" and should be read in conjunction with, and not as a substitute for, the more detailed "Selected Unaudited PRO FORMA Consolidated Financial Information."

                                                                   FOR THE SIX MONTHS ENDED      FOR THE YEAR ENDED
                                                                         JUNE 30, 1997            DECEMBER 31, 1996
                                                                           UNAUDITED                  UNAUDITED
                                                                   -------------------------     -------------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND
                                                                                        RATIOS)
Net sales (Historical).........................................            $ 535,049                 $ 1,149,651
Net income:
  Historical...................................................               42,527                      92,972
  PRO FORMA 1996 for the acquisition of the lubricant additives
     business from Texaco......................................                                           94,504
  PRO FORMA for Texaco and the Offer at $7.75 per Share........               37,145                      83,247
  PRO FORMA for Texaco and the Offer at $9.25 per Share........               36,143                      81,249
Earnings per share:
  Historical...................................................                  .36                         .78
  PRO FORMA 1996 for the acquisition of the lubricant additives
     business from Texaco......................................                                              .80
  PRO FORMA for Texaco and the Offer at $7.75 per Share........                  .45                        1.00
  PRO FORMA for Texaco and the Offer at $9.25 per Share........                  .43                         .97
Ratio of earnings to fixed charges: (1)(2)
  Historical...................................................                 5.92                        5.83
  PRO FORMA 1996 for the acquisition of the lubricant additives
     business from Texaco......................................                                             5.70
  PRO FORMA for Texaco and the Offer at $7.75 per Share........                 3.66                        3.67
  PRO FORMA for Texaco and the Offer at $9.25 per Share........                 3.41                        3.45
Long-term debt: (2)
  Historical...................................................            $ 291,358                 $   325,480
  PRO FORMA for the Offer at $7.75 per Share...................              568,408                     602,530
  PRO FORMA for the Offer at $9.25 per Share...................              620,908                     655,030
Shareholders' equity:
  Historical...................................................            $ 447,773                 $   439,900
  PRO FORMA for the Offer at $7.75 per Share...................              172,973                     165,100
  PRO FORMA for the Offer at $9.25 per Share...................              120,473                     112,600
Long-term debt as a % of total capitalization: (2)(3)
  Historical...................................................                 39.4%                       42.5%
  PRO FORMA for the Offer at $7.75 per Share...................                 76.7%                       78.5%
  PRO FORMA for the Offer at $9.25 per Share...................                 83.8%                       85.3%

---------------

(1) The ratios of earnings to fixed charges were computed by dividing pretax income before fixed charges by the amount of the fixed charges. Earnings consist of pretax income, to which has been added fixed charges. Fixed charges consist of interest expense, debt service expense and a portion of rent expense approximating the interest factor.

(2) The financial statements for 1996 and 1997 do not include a contingent note payable to Texaco, of up to $60 million (or the expensing of the related interest cost) related to the purchase of the Texaco lubricant additives business. Also, the earnings to fixed charges ratio and the long-term debt as a percentage of total capitalization data do not include the effects of the contingent note.

(3) Long-term debt as a percentage of total capitalization was computed by dividing long-term debt by the sum of long-term debt and total shareholders' equity.

                               SELECTED UNAUDITED
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following information includes certain historical and PRO FORMA consolidated financial information related to the Company. Historical financial information was excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and from the unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1997. The historical information should be read in conjunction with the financial information and related notes contained therein, copies of which may be obtained as set forth under the caption "Additional Information."

     The unaudited PRO FORMA consolidated financial position data of the Company as of June 30, 1997 and December 31, 1996, and the unaudited PRO FORMA consolidated results of operations for the six months ended June 30, 1997 and year ended December 31, 1996, are presented for both the high and low prices of the Offer. Also, inasmuch as the Company's 1996 financial statements only included ten months operations of the lubricant additives business acquired from Texaco on February 29, 1996, unaudited PRO FORMA consolidated results of operations for the year ended December 31, 1996, are provided to present a summary of the combined results as if the acquisition had occurred January 1, 1996.

     The unaudited PRO FORMA consolidated financial position data for the Offer assumes that, on June 30, 1997, and December 31, 1996, the Company acquired 35,000,000 Shares at prices of $7.75 and $9.25 per Share for total Share purchase prices of $271,250,000 and $323,750,000, respectively, which when added to stock purchase transaction fees and other expenses of $3,550,000 equals $274,800,000 and $327,300,000, respectively, the PRO FORMA cost of the repurchased Shares. The loan underwriting fees of $2,250,000 are recorded as PRO FORMA deferred charges. (The stock purchase transaction fees and other expenses combined with the loan underwriting fees total $5,800,000 in estimated transaction fees and other expenses.) The PRO FORMA amount of additional long term debt of $277,050,000 and $329,550,000, respectively, equals the total of the cost of the repurchased Shares combined with the cost of the loan underwriting fees.

     The unaudited PRO FORMA consolidated results of operations assume that the Offer occurred on January 1, 1996.

     The PRO FORMA consolidated financial information of the Company is presented for informational purposes only, is unaudited and does not purport to be indicative of the future results or the consolidated financial position of the Company or the consolidated net income and consolidated financial position that would actually have been attained had the PRO FORMA transactions occurred on the dates or for the periods indicated. This information should be read in conjunction with the historical consolidated financial statements of Ethyl Corporation and subsidiaries, incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 referred to above. See "Additional Information."

     The financial information and related ratio of earnings to fixed charges and long-term debt as a percentage of total capitalization data do not reflect a contingent note payable to Texaco, of up to $60 million (or the expensing of the related interest cost), related to the purchase of Texaco's lubricant additives business. The payment is due on February 26, 1999, with the actual amount being determined using an agreed-upon formula based on volumes of certain acquired product lines shipped during the calendar years 1996 through 1998.

        SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                                                                                          PRO FORMA FOR
                                                                                                        SHARE REPURCHASE
                                                                                                   ---------------------------
                                                                                                     ASSUMED         ASSUMED
                                                                                                   $7.75/SHARE     $9.25/SHARE
                                                                                                    PURCHASE        PURCHASE
                                                                                    HISTORICAL        PRICE           PRICE
                                                                                    ----------     -----------     -----------
RESULTS OF OPERATIONS:
Net Sales........................................................................   $  535,049     $   535,049     $   535,049
Cost of goods sold...............................................................      379,653         379,653         379,653
                                                                                    ----------     -----------     -----------
Gross Profit.....................................................................      155,396         155,396         155,396
SG&A and R&D expenses............................................................       78,721          78,721          78,721
                                                                                    ----------     -----------     -----------
  Operating Profit...............................................................       76,675          76,675          76,675
Interest and financing expenses..................................................       10,563          19,012(2)       20,585(2)
Other income, net................................................................         (357)           (357)           (357)
                                                                                    ----------     -----------     -----------
Income before income taxes.......................................................       66,469          58,020          56,447
Income taxes.....................................................................       23,942          20,875(2)       20,304(2)
                                                                                    ----------     -----------     -----------
  Net Income.....................................................................   $   42,527     $    37,145     $    36,143
                                                                                    ----------     -----------     -----------
                                                                                    ----------     -----------     -----------
Earnings per share (2)...........................................................   $     0.36     $      0.45     $      0.43
                                                                                    ----------     -----------     -----------
                                                                                    ----------     -----------     -----------
Average number of common shares outstanding (3)(4)...............................      118,446          83,446          83,446
Ratio of earnings to fixed charges (5)...........................................         5.92            3.66            3.41

FINANCIAL POSITION:
ASSETS:
Cash and cash equivalents........................................................   $   15,786     $    15,786     $    15,786
Other current assets.............................................................      388,991         388,991         388,991
Net property, plant & equipment..................................................      415,322         415,322         415,322
Prepaid pension cost, other assets and deferred charges (3)......................      170,538         172,788         172,788
Goodwill and other intangibles...................................................       70,478          70,478          70,478
                                                                                    ----------     -----------     -----------
Total assets.....................................................................   $1,061,115     $ 1,063,365     $ 1,063,365
                                                                                    ----------     -----------     -----------
                                                                                    ----------     -----------     -----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Total current liabilities........................................................   $  177,865     $   177,865     $   177,865
Long-term debt (1)(3)............................................................      291,358         568,408         620,908
Other noncurrent liabilities.....................................................       84,834          84,834          84,834
Deferred income taxes............................................................       59,285          59,285          59,285
SHAREHOLDERS' EQUITY:
  Common stock (3)...............................................................      118,444          83,444          83,444
  Additional paid-in capital (3).................................................        2,799              --              --
  Foreign currency translation adjustments.......................................       (6,931)         (6,931)         (6,931)
  Retained earnings (3)..........................................................      333,461          96,460          43,960
                                                                                    ----------     -----------     -----------
                                                                                       447,773         172,973         120,473
                                                                                    ----------     -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......................................   $1,061,115     $ 1,063,365     $ 1,063,365
                                                                                    ----------     -----------     -----------
                                                                                    ----------     -----------     -----------
Ending shares outstanding (3)....................................................      118,444          83,444          83,444
Book value per share (6).........................................................   $     3.78     $      2.07     $      1.44
Working capital..................................................................      226,912         226,912         226,912
Long-term debt (1)(3)............................................................      291,358         568,408         620,908
Long-term debt as a % of total capitalization (7)................................        39.4%           76.7%           83.8%

See accompanying notes to the unaudited PRO FORMA consolidated financial information.

        SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                        PRO FORMA FOR
                                                                   PRO FORMA                           SHARE REPURCHASE
                                                                  ADJUSTMENTS      PRO FORMA      --------------------------
                                                                  FOR PURCHASE    FOR PURCHASE      ASSUMED        ASSUMED
                                                                  OF LUBRICANT    OF LUBRICANT    $7.75/SHARE    $9.25/SHARE
                                                                   ADDITIVES       ADDITIVES       PURCHASE       PURCHASE
                                                    HISTORICAL    BUSINESS (1)    BUSINESS (1)       PRICE          PRICE
                                                    ----------    ------------    ------------    -----------    -----------
RESULTS OF OPERATIONS:
Net Sales.......................................... $1,149,651     $   49,175      $1,198,826     $ 1,198,826    $ 1,198,826
Cost of goods sold.................................    804,623         43,264         847,887         847,887        847,887
                                                    ----------    ------------    ------------    -----------    -----------
Gross Profit.......................................    345,028          5,911         350,939         350,939        350,939
SG&A and R&D expenses..............................    175,349          2,150         177,499         177,499        177,499
                                                    ----------    ------------    ------------    -----------    -----------
  Operating Profit.................................    169,679          3,761         173,440         173,440        173,440
Interest and financing expenses....................     24,268          1,289          25,557          43,229(2)      46,366(2)
Other income, net..................................       (361)            --            (361)           (361)          (361)
                                                    ----------    ------------    ------------    -----------    -----------
Income before income taxes.........................    145,772          2,472         148,244         130,572        127,435
Income taxes.......................................     52,800            940          53,740          47,325(2)      46,186(2)
                                                    ----------    ------------    ------------    -----------    -----------
  Net Income....................................... $   92,972     $    1,532      $   94,504     $    83,247    $    81,249
                                                    ----------    ------------    ------------    -----------    -----------
                                                    ----------    ------------    ------------    -----------    -----------
Earnings per share (2)............................. $     0.78                     $     0.80     $      1.00    $      0.97
                                                    ----------                    ------------    -----------    -----------
                                                    ----------                    ------------    -----------    -----------

Average number of common shares outstanding (3)(4).    118,448                        118,448          83,448         83,448
Ratio of earnings to fixed charges (5).............       5.83                           5.70            3.67           3.45
FINANCIAL POSITION:
ASSETS:
Cash and cash equivalents.......................... $   20,148     $       --      $   20,148     $    20,148    $    20,148
Other current assets...............................    407,017             --         407,017         407,017        407,017
Net property, plant & equipment....................    430,877             --         430,877         430,877        430,877
Prepaid pension cost, other assets and
  deferred charges (3).............................    159,470             --         159,470         161,720        161,720
Goodwill and other intangibles.....................     77,657             --          77,657          77,657         77,657
                                                    ----------    ------------    ------------    -----------    -----------
  Total assets..................................... $1,095,169     $       --      $1,095,169     $ 1,097,419    $ 1,097,419
                                                    ----------    ------------    ------------    -----------    -----------
                                                    ----------    ------------    ------------    -----------    -----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Total current liabilities.......................... $  180,911     $       --      $  180,911     $   180,911    $   180,911
Long-term debt (1)(3)..............................    325,480             --         325,480         602,530        655,030
Other noncurrent liabilities.......................     84,502             --          84,502          84,502         84,502
Deferred income taxes..............................     64,376             --          64,376          64,376         64,376
SHAREHOLDERS' EQUITY:
  Common stock (3).................................    118,444             --         118,444          83,444         83,444
  Additional paid-in capital (3)...................      2,799             --           2,799              --             --
  Foreign currency translation adjustments.........     (1,888)            --          (1,888)         (1,888)        (1,888)
  Retained earnings (3)............................    320,545             --         320,545          83,544         31,044
                                                    ----------    ------------    ------------    -----------    -----------
                                                       439,900             --         439,900         165,100        112,600
                                                    ----------    ------------    ------------    -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......... $1,095,169     $       --      $1,095,169     $ 1,097,419    $ 1,097,419
                                                    ----------    ------------    ------------    -----------    -----------
                                                    ----------    ------------    ------------    -----------    -----------

Ending shares outstanding (3)......................    118,444                        118,444          83,444         83,444
Book value per share (6)........................... $     3.71                     $     3.71     $      1.98    $      1.35
Working capital....................................    246,254                        246,254         246,254        246,254
Long-term debt (1)(3)..............................    325,480                        325,480         602,530        655,030
Long-term debt as a % of total capitalization (7)..      42.5%                          42.5%           78.5%          85.3%

See accompanying notes to the unaudited PRO FORMA consolidated financial information.

    NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(1) On February 29, 1996, the Company completed the acquisition of the worldwide lubricant additives business of Texaco including manufacturing and blending facilities, identifiable intangibles and working capital. The acquisition, accounted for under the purchase method, included a cash payment of $134.3 million and a future contingent payment of up to $60 million. The cash payment was financed primarily under the Company's revolving credit agreement. The payment of up to $60 million will become due on February 26, 1999, with interest payable on the contingent debt until such date. The actual amount of the contingent payment and total interest is being determined using an agreed-upon formula based on volumes of certain acquired product lines shipped during the calendar years 1996 through 1998, as specified in the contingent note agreement. Texaco retained substantially all noncurrent liabilities.

As the Company's 1996 results of operations only included ten months results of the acquired lubricant additives business, unaudited PRO FORMA information is provided to present a summary of the combined results as if the acquisition had occurred January 1, 1996, giving effect to the following purchase accounting adjustments:

     a) Elimination of sales and costs of goods sold on transactions between the Company and Texaco, primarily including certain of the acquired business' blending and packaging operations pursuant to the Company's agreement to blend and/or package certain products for Texaco under a tolling arrangement. The tolling contract calls for the Company to process, for a fee, products that the Company neither owns nor sells.

     b) Depreciation on fixed assets and amortization of intangible assets based on the purchase price allocation.

     c) Efficiencies realized in selling, general and administrative expenses, as well as research, development and testing expenses, based on staffing levels and the number of activities and research, development and testing and other procedures actually being integrated into the combined company.

     d) Elimination of historical interest expense of the acquired business as well as the addition of the incremental interest expense on additional revolving credit debt that would have been incurred to finance the acquisition.

     e) Estimated income tax effects on the PRO FORMA adjustments.

The accompanying historical and PRO FORMA financial information does not reflect the contingent note payable to Texaco of up to $60 million (or the expensing of the related interest cost) related to the purchase of Texaco's lubricant additives business. Also, the ratio of earnings to fixed charges and long-term debt as a percentage of total capitalization data do not include the effects of principal or interest on the contingent note.

(2) PRO FORMA adjustments to income statement data for the Offer relate to interest expense on PRO FORMA borrowings of $277,050,000 and $329,550,000, respectively, assumed to be needed at January 1, 1996, to complete the assumed purchase of 35,000,000 Shares of common stock at prices of $7.75 and $9.25 per share, respectively, combined with estimated transaction costs and other expenses of $5,800,000. Additional PRO FORMA adjustments to interest expense on long-term debt reflect reduced dividend payments (beginning with the April 1, 1996 dividend payment) of $4,375,000 per quarter, due to 35,000,000 fewer shares outstanding, which reduces interest expense in each period. The PRO FORMA adjustments do not reflect the Board of Directors' intention to reduce the annual dividend from $0.50 per Share to $0.25 per Share. PRO FORMA interest expense was calculated assuming (i) a $300,000,000 variable-rate term loan, initially bearing interest at LIBOR plus .600% (initially expected to approximate 6.2856%), and (ii) additional Offer related debt required in excess of the $300,000,000 variable-rate term loan and historical borrowings, financed under the Company's new $600,000,000 revolving credit facility bearing interest at the LIBOR rate plus .425% (initially approximates 6.1106%). In addition, PRO FORMA interest expense also reflects the amount of an annual facility fee of $1,050,000 associated with the committed amount of the revolving credit facility and the periodic amortization of the one-time loan underwriting fee of $2,250,000 as calculated based on the five year life of the Senior Credit Facility. The rates utilized herein were provided by the underwriter. The average interest rate on PRO FORMA debt for the six months ended June 30, 1997, was 6.5% for both the $7.75 and $9.25 per share prices. The average interest rate on PRO FORMA debt for the year ended December 31, 1996, was 6.3% for both the $7.75 and $9.25 per share prices.

PRO FORMA income tax adjustments related to interest expense were recorded at an assumed combined domestic state and federal income tax rate of approximately 36.30% since all additional debt incurred to fund the Offer is assumed to be domestic debt.

Shares used to compute earnings per share were decreased by the assumed purchase of 35,000,000 Shares.

(3) PRO FORMA adjustments to long-term debt as of the balance sheet dates of $277,050,000 (all from the $300,000,000 variable term loan) and $329,550,000
($300,000,000 variable term loan and $29,550,000 additional revolver debt), respectively, for the Offer are based on the Company's repurchase of 35,000,000 Shares at a $7.75 and $9.25 price per share plus transaction costs of $5,800,000. The corresponding adjustments for these transactions are to shareholders' equity for $274,800,000 and $327,300,000 with the remainder of $2,250,000 accounted for as deferred financing cost.

(4) The PRO FORMA financial information assumes that none of the 881,329 shares exercisable under the Company's stock option plan are purchased pursuant to the Offer.

(5) The ratios of earnings to fixed charges were computed by dividing pretax income before fixed charges by the amount of the fixed charges. Earnings consist of pretax income, to which has been added fixed charges. Fixed charges consist of interest expense, debt service expense and a portion of rent expense approximating the interest factor. Interest expense does not include the interest on the contingent note payable to Texaco.

(6) Book value per common share is calculated as total shareholders' equity at the end of the period divided by the number of common shares outstanding at the end of the period.

(7) The long-term debt as a percentage of total capitalization data were computed by dividing long-term debt by the sum of long-term debt and total shareholders' equity.

ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's equity securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an internet web site at http://www.sec.gov containing reports, proxy statements and other information regarding companies that file reports electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

     11. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of July 31, 1997, the Company had issued and outstanding 118,443,835 Shares and had reserved for issuance upon exercise of outstanding stock options 6,034,925 Shares. The 35,000,000 Shares that the Company is offering to purchase represents 29.55% of the Shares then outstanding. As of July 31, 1997, the Company's directors and executive officers as a group (22 persons) beneficially owned an aggregate of 10,315,237 Shares representing 8.67% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options. See "Purpose of the Offer; Certain Effects of the Offer" for a discussion of the Shares owned by the Gottwalds.

     Except as set forth in Schedule A, neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating to the Offer, directly or indirectly, with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

     On September 24, 1987, the Board of Directors of the company declared a dividend of one Preferred Stock, Series B purchase right ("Right") for each outstanding share of common stock to shareholders of record at the close of business on October 5, 1987. Each Right entitles the registered holder to purchase from the company 2.522 one-thousandth of a share of the Company's Preferred Stock, Series B (the "Preferred Stock"). Upon occurrence of certain events, each Right entitles the holder to purchase shares of common stock at a substantial discount. Each one one-thousandth of a share of Preferred Stock is structured to be the economic equivalent of one share of the Company's common stock. The Rights will expire by their terms on September 24, 1997.

     12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is expected to reduce the number of shareholders. Nonetheless, the Company expects that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

     The Shares are currently "margin securities" under the regulations of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

     13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

     14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     GENERAL. The federal income tax discussion set forth below summarizes the principal federal income tax consequences to U.S. Holders of sales of Shares pursuant to the Offer and is included for general information only. The discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder or any relevant foreign, state, local or other tax laws. Certain shareholders (including insurance companies, tax-exempt entities, foreign persons, financial institutions, broker dealers, employee benefit plans, personal holding companies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction or other than as a capital asset, and persons who acquired their Shares upon the exercise of employee stock options or as compensation) may be subject to special rules not discussed below. Foreign shareholders should see Section 3 for a discussion of the applicable United States withholding tax rules. This discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the Service with respect to the tax matters discussed below. EACH SHAREHOLDER IS URGED TO CONSULT AND RELY ON THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE SHAREHOLDER OF SELLING SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     A sale of Shares pursuant to the Offer will constitute a "redemption" under the Internal Revenue Code of 1986, as amended (the "Code"), and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a shareholder under Section 302 of the Code, the shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the shareholder's tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302, the shareholder will not be treated as having sold Shares but will be treated as having received a dividend taxable as ordinary income in an amount equal to the cash received pursuant to the Offer. As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the shareholder's Shares (including any Shares constructively owned by the shareholder) that are purchased. A shareholder desiring to obtain sale treatment therefore may want to make a conditional tender, as described in Section 6, to make sure that a minimum number of his or her Shares (if any) are purchased.

     SALE TREATMENT. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a "complete redemption" of all of the shareholder's stock in the Company, (ii) is "substantially disproportionate" with respect to the shareholder, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these three tests under Section 302 is satisfied, a shareholder must take into account not only Shares that the shareholder actually owns, but also any Shares that the shareholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under those rules, a shareholder generally is treated as owning (i) Shares owned by the shareholder's spouse, children, grandchildren and parents, (ii) Shares owned by certain trusts of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iii) Shares owned by any estate of which the shareholder is a beneficiary, in proportion to the shareholder's interest, (iv) Shares owned by any partnership or "S corporation" in which the shareholder is a partner or shareholder, in proportion to the shareholder's interest, (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock in proportion to the shareholder's interest, and (vi) Shares that the shareholder has an option or similar right to acquire. A shareholder that is a partnership or S corporation, estate, trust or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person.

     A redemption of Shares from a shareholder pursuant to the Offer will result in a "complete redemption" of all the shareholder's stock in the Company if either (i) the Company purchases all of the Shares actually and constructively owned by the shareholder, or (ii) the shareholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the shareholder qualifies to and does waive (pursuant to Section 302(c)(2) of the Code constructive ownership of Shares owned by family members. Any shareholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of
Section 302(c)(2).

     A redemption of Shares from a shareholder pursuant to the Offer will be "substantially disproportionate" with respect to the shareholder if the percentage of Shares actually and constructively owned by the shareholder immediately after all redemptions of Shares pursuant to the Offer compared to all Shares outstanding immediately after such redemptions is less than 80% of the number of Shares actually and constructively owned by the shareholder immediately before such redemptions compared to all Shares outstanding immediately before such redemptions. If exactly 35,000,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding after consummation of the Offer will be 70.450% of the number of Shares currently outstanding. Consequently, in that case a shareholder must dispose of more than 43.640% (I.E., 100% minus 80% of 70.450%) of the number of Shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption. If the Company were to exercise its right to purchase an additional 2% of the shares, a shareholder would have to dispose of more than 45.240% (I.E., 100% minus 80% of 68.450%) of the number of outstanding shares the shareholder actually and constructively owns in order possibly to qualify for a substantially disproportionate redemption.

     A redemption of Shares from a shareholder pursuant to the Offer will be "not essentially equivalent to a dividend" if, pursuant to the Offer, the shareholder experiences a "meaningful reduction" in his or her proportionate interest in the Company, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. The Service has indicated in a published ruling that a very small reduction (3.3%) in the proportionate interest of a small minority (substantially less than 1%) shareholder of a publicly-held corporation who does not exercise any control over corporate affairs generally constitutes a "meaningful reduction" in the shareholder's interest. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is "not essentially equivalent to a dividend." If exactly 35,000,000 Shares are redeemed pursuant to the Offer, the number of Shares outstanding will be reduced by 29.550%. Consequently, in that case a shareholder must dispose of more than 29.550% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate stock interest in the Company. If the Company were to exercise its right to purchase an additional 2% of the outstanding Shares, a shareholder would have to dispose of more than 31.550% of the number of Shares the shareholder actually and constructively owns in order to have any reduction in the shareholder's proportionate interest.

     Shareholders should be aware that their ability to satisfy any of the foregoing tests also may be affected by proration pursuant to the Offer. THEREFORE, UNLESS A SHAREHOLDER MAKES A CONDITIONAL TENDER (SEE SECTION 6), THE SHAREHOLDER (OTHER

THAN AN ODD LOT HOLDER WHO TENDERS ALL OF HIS OR HER SHARES AT OR BELOW THE PURCHASE PRICE) CAN BE GIVEN NO ASSURANCE, EVEN IF HE OR SHE TENDERS ALL OF THE SHAREHOLDER'S SHARES, THAT THE COMPANY WILL PURCHASE A SUFFICIENT NUMBER OF SUCH SHARES TO PERMIT THE SHAREHOLDER TO SATISFY ANY OF THE FOREGOING TESTS. Shareholders also should be aware that an acquisition or disposition of Shares in the market or otherwise as part of a plan that includes the shareholder's tender of Shares pursuant to the Offer might be taken into account in determining whether any of the foregoing tests is satisfied. Shareholders are urged to consult their own tax advisors with regard to whether acquisitions from or sales to third parties, including market sales, and a tender may be so integrated.

     If any of the foregoing three tests is satisfied, the shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the shareholder's tax basis in the Shares sold. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (i) 39.6% if, at the time the Company accepts the Shares for payment, the shareholder held the Shares for not more than one year, (ii) 28% if the shareholder held such Shares for more than one year but not more than 18 months at such time and (iii) 20% if the shareholder held such Shares for more than 18 months at such time. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

     DIVIDEND TREATMENT. If none of the foregoing three tests under Section 302 of the Code is satisfied, the shareholder generally will be treated as having received a dividend taxable as ordinary income in an amount equal to the amount of cash received by the shareholder pursuant to the Offer, to the extent the Company has accumulated or current earnings and profits. The Company expects that its current and accumulated earnings and profits will be sufficient to cover the amount of any payments pursuant to the Offer that are treated as dividends.

     Dividend income of individuals, estates and trusts generally is subject to federal income tax at a maximum rate of 39.6%. Dividend income of corporations, subject to the provisions discussed below, generally is subject to federal income tax at a maximum rate of 35%. To the extent that the purchase of Shares from any shareholder pursuant to the Offer is treated as a dividend, the shareholder's tax basis in any Shares that the shareholder actually or constructively owns after consummation of the Offer should be increased by the shareholder's tax basis in the Shares surrendered pursuant to the Offer.

     TREATMENT OF DIVIDEND INCOME FOR CORPORATE SHAREHOLDERS. In the case of a corporate shareholder, if the cash received for Shares pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction under Section 243 of the Code. The dividends-received deduction is subject to certain recently amended limitations; for example, the deduction may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to its tendered Shares or if the Shares are "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend (having arisen in a non-PRO RATA redemption) also likely will be treated as an "extraordinary dividend" under Section 1059 of the Code. In that case, the corporate shareholder's tax basis in its remaining Shares (for purposes of determining gain or loss on a future disposition) generally will be reduced (but not below zero) by the amount of any "extraordinary dividend" not taxed because of the dividends-received deduction. Any amount of the "extraordinary dividend" not taxed because of the dividends-received deduction in excess of the corporate shareholder's tax basis for the remaining Shares generally would be currently taxable as gain from the sale of Shares. If a redemption of Shares from a corporate shareholder pursuant to the Offer is treated as a dividend as a result of the shareholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the shareholder's basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain from the sale of Shares. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of Section 1059 of the Code.

     SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

     15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the number of Shares being sought in the Offer or the Dealer Manager's soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

     16. FEES AND EXPENSES.

     The Company has retained Credit Suisse First Boston Corporation to act as the Dealer Manager in connection with the Offer. Credit Suisse First Boston will receive a fee for its services as Dealer Manager of $0.08 for each Share purchased by the Company pursuant to the Offer. The Company also has agreed to reimburse Credit Suisse First Boston for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Credit Suisse First Boston against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. Credit Suisse First Boston has rendered various investment banking and other advisory services to the Company in the past, for which it has received customary compensation, and can be expected to render similar services to the Company in the future.

     The Company has retained Corporate Investor Communications, Inc. to act as Information Agent and Harris Trust and Savings Bank to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by the Company or the Dealer Manager to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

     17. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4, which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

                                                               ETHYL CORPORATION

August 27, 1997

                                                                      SCHEDULE A

                     CERTAIN TRANSACTIONS INVOLVING SHARES

                        EXECUTIVE OFFICERS AND DIRECTORS

     During the 40 business days prior to August 27, 1997, the only transactions effected in the Shares by the Company's executive officers and directors were as follows:

     (a)  Savings Plan transactions allocated on July 10, 1997:

                                          NUMBER OF     AVERAGE
       NAME                                SHARES      BUY PRICE
      -----                               ---------    ---------
Bruce C. Gottwald                         5,252.247     $9.4139
Thomas E. Gottwald                          183.857      9.4139
Charles B. Walker                           133.157      9.4139
David A. Fiorenza                           110.366      9.4139
Russell L. Gottwald, Jr.                     65.799      9.4139
C.S. Warren Huang                           196.359      9.4139
Ronald E. Kollman                            95.875      9.4139
Donald R. Lynam                             251.055      9.4139
Steven M. Mayer                             107.641      9.4139
Ian A. Nimmo                                423.254      9.4139
Henry C. Page, Jr.                          223.520      9.4139
Newton A. Perry                             132.274      9.4139
Ann M. Pettigrew                             94.363      9.4139
A. Prescott Rowe                            297.090      9.4139
Roger H. Venable                             98.665      9.4139
Wayne C. Drinkwater                         190.993      9.4139


     (b) Savings Plan for the Employees of Albemarle Corporation transactions allocated on July 10, 1997:

                                          NUMBER OF     AVERAGE
       NAME                                SHARES      BUY PRICE
      -----                               ---------    ---------
E. Whitehead Elmore                       1,315.423     $9.4139

     (c)  Savings Plan transactions allocated on July 11, 1997:

                                          NUMBER OF     AVERAGE
       NAME                                SHARES      BUY PRICE
      -----                               ---------    ---------
Thomas E. Gottwald                          252.925     $9.4148
Charles B. Walker                            50.895      9.4148
David A. Fiorenza                            41.955      9.4148
Russell L. Gottwald, Jr.                     73.024      9.4148
C.S. Warren Huang                            50.983      9.4148
Ronald E. Kollman                            62.647      9.4148
Donald R. Lynam                              42.088      9.4148
Steven M. Mayer                              50.186      9.4148
Ian A. Nimmo                                 51.980      9.4148
Henry C. Page, Jr.                           55.963      9.4148
Newton A. Perry                              55.321      9.4148
Ann M. Pettigrew                             31.068      9.4148
A. Prescott Rowe                             43.393      9.4148
Roger H. Venable                             37.000      9.4148
Wayne C. Drinkwater                          77.892      9.4148

     (d)  Open market sale on July 15, 1997:

                                          NUMBER OF     AVERAGE
       NAME                                SHARES      BUY PRICE
      -----                               ---------    ---------
Russell L. Gottwald, Jr.                      8.000     $9.1875

     (e)  Savings Plan transactions allocated on July 30, 1997:

                                          NUMBER OF     AVERAGE
       NAME                                SHARES      BUY PRICE
      -----                               ---------    ---------
Thomas E. Gottwald                          263.121     $  9.05
Charles B. Walker                            52.947        9.05
David A. Fiorenza                            43.647        9.05
Russell L. Gottwald, Jr.                     62.338        9.05
C.S. Warren Huang                            53.038        9.05
Ronald E. Kollman                            65.171        9.05
Donald R. Lynam                              43.785        9.05
Steven M. Mayer                              52.210        9.05
Ian A. Nimmo                                 54.076        9.05
Henry C. Page, Jr.                           58.219        9.05
Newton A. Perry                              57.551        9.05
Ann M. Pettigrew                             32.320        9.05
A. Prescott Rowe                             45.142        9.05
Roger H. Venable                             38.490        9.05
Wayne C. Drinkwater                          81.032        9.05

     (f)  Savings Plan transactions allocated on August 14, 1997:

                                          NUMBER OF     AVERAGE
       NAME                                SHARES      BUY PRICE
      -----                               ---------    ---------
Thomas E. Gottwald                          264.951     $8.9875
Charles B. Walker                            53.315      8.9875
David A. Fiorenza                            43.950      8.9875
Russell L. Gottwald, Jr.                     38.247      8.9875
C.S. Warren Huang                            53.407      8.9875
Ronald E. Kollman                            65.624      8.9875
Donald R. Lynam                              44.089      8.9875
Steven M. Mayer                              52.573      8.9875
Ian A. Nimmo                                 54.452      8.9875
Henry C. Page, Jr.                           58.623      8.9875
Newton A. Perry                              57.951      8.9875
Ann M. Pettigrew                             32.545      8.9875
A. Prescott Rowe                             45.456      8.9875
Roger H. Venable                             38.758      8.9875
Wayne C. Drinkwater                          81.595      8.9875

     (g) Automatic distribution from savings plan for U.K. employees on August 18, 1997:

                                          NUMBER OF     AVERAGE
       NAME                                SHARES      BUY PRICE
      -----                               ---------    ---------
Alexander McLean                             652          N/A

     Manually signed photocopies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                         HARRIS TRUST AND SAVINGS BANK

           BY MAIL:                  BY OVERNIGHT COURIER:               BY HAND:

     Wall Street Station          77 Water Street, 4th Floor          Receive Window
        P.O. Box 1010                 New York, NY 10005           77 Water Street, 5th
New York, New York 10268-1010                                              Floor
                                                                 New York, New York 10005

                                  BY FACSIMILE TRANSMISSION:

                                    (Eligible Institutions
                                             Only)
                                        (212) 701-7636
                                        (212) 701-7637

                                     CONFIRM BY TELEPHONE:
                                        (212) 701-7621

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

  [logo]            CORPORATE INVESTOR COMMUNICATIONS, INC.
                 111 Commerce Road, Carlstadt, New Jersey 07072
                           (888) 881-0524 (toll free)
                     Banks and Brokers call: (201) 896-1900

                      THE DEALER MANAGER FOR THE OFFER IS:

                     [Credit Suisse and First Boston logo]

                             Eleven Madison Avenue
                            New York, NY 10010-3629
                           (800) 881-8320 (toll free)

August 27, 1997